Exhibit 14

SENSIENT TECHNOLOGIES CORPORATION

CODE OF ETHICS

FOR SENIOR FINANCIAL OFFICERS

General Policy and Procedures for Business Conduct

This Code of Ethics sets forth the standards and procedures to be followed by our Chief Executive Officer, President, Chief Financial Officer, principal accounting officer, controller, and all other persons performing similar functions for the Company (the “Senior Financial Officers”) to ensure that Company business is conducted in a lawful and ethical manner. This Code of Ethics supplements the Company’s Code of Conduct (the “Code of Conduct”), which applies to all U.S. full or part time employees of the Company, as well as all directors and officers (the “Employees”), including our Senior Financial Officers.

Senior Financial Officers are prohibited from engaging in conduct that violates any applicable international, federal, state or local law, rule or regulation. Such conduct is outside the Senior Financial Officers’ scope of employment with this Company. Beyond the strictly legal aspects involved, all Senior Financial Officers are expected to maintain high standards of business and personal ethics and honesty while performing their work, consistent with the professional image of this Company.

Conflict of Interest

Except with the prior knowledge and consent of the Company, conflicts between a Senior Financial Officer’s personal or private interests and those of the Company will not be allowed.

A potential conflict of interest exists when a Senior Financial Officer has any position with or a substantial interest (financial or otherwise) in any other business or matter that would conflict or might reasonably appear to conflict with the proper performance of the Senior Financial Officer’s job responsibilities or the Senior Financial Officer’s independent and objective judgment with respect to transactions between the Company and the other business.

A conflict of interest can only be determined after reviewing the particular circumstances in the context of the Senior Financial Officer’s activities with the Company. The following list serves as a guide to the types of activities that might create a conflict of interest, but is not exclusive.

•	Interest in entities transacting business with the Company. Senior Financial Officers will not have a financial interest in a supplier, competitor or customer of the Company. This includes, but is not limited to, ownership by a Senior Financial Officer or any member of his or her family of more than 5% of the stock either directly or indirectly in any outside concern that does business with the Company, except where such interest consists of securities of a publicly-owned corporation and such securities are traded on the open market (unless such investments are of a size as to have influence or control over the corporation).

•	Gifts. Senior Financial Officers and their family members will not accept from any individual or company furnishing goods or services to the Company any gift of more than token value, loans (other than from established banking or financial institutions), or hospitality or entertainment which could influence the Senior Financial Officer’s independent judgment. This does not include gifts of nominal value, entertainment, meals, or social invitations which are customary and proper under the circumstances; support the achievement of a valid business purpose; are consistent with the high standards of business ethics required in the conduct of all Company business activities and relationships; and do not place the Senior Financial Officer under an obligation of any kind. Senior Financial Officers will not have an interest in or perform any services for a supplier or customer of the Company except for owning a small minority interest in securities of a publicly owned company.

•	Loans. Loans to, or guarantees of obligations of, Employees and Senior Financial Officers create conflict of interest issues. Accordingly, no loans will be allowed without the prior written approval of the Corporate Legal Department, and if appropriate, the Board of Directors or a committee of the Board. The Company will not extend, maintain or arrange for any personal loan to or for any director or elected officer.

•	Use of Company assets. Senior Financial Officers are responsible for ensuring that corporate assets are used only for valid corporate purposes. Company assets are much more than our equipment, inventory, corporate funds or office supplies; they include our concepts, business strategies and plans, financial data, intellectual property rights and other information about our business. These assets may not be improperly used to provide personal gain for Senior Financial Officers or others.

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Company opportunity. Senior Financial Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of corporate property, information and position, (ii) using corporate property, information or position for personal gain and (iii)

competing with the Company. Senior Financial Officers will not buy or sell for themselves or their family any security or property interest which they know the Company may be considering buying or selling until the Company has publicly announced its decision to buy or sell and has concluded its interest in the subject. This is known as “insider trading”. Please see the Insider Trading section of and the Appendix to our Code of Conduct for more detailed information on this subject.

•	Transactions. Senior Financial Officers will not compete with the Company directly or indirectly in the purchase or sale of property or products without full disclosure to the Corporate Legal Department. Senior Financial Officers cannot represent the Company in any transaction in which the Senior Financial Officer or any family member has a substantial interest.

•	Employment outside the Company. Senior Financial Officers will not accept employment outside the Company which adversely affects the manner in which a Senior Financial Officer performs duties or fulfills responsibilities to the Company.

•	Service on other boards. No Senior Financial Officer may accept an appointment as a member of the board of directors or as an officer of any other Company, a trade association or on boards of charitable or educational organizations, without prior written approval by the Corporate Legal Department (see Request for Approval to Serve on Other Boards form in the Appendix to our Code of Conduct). Board memberships for charitable organizations, educational institutions or similar organizations are encouraged, as long as no potential or actual conflict of interest exists.

•	Communication of conflicts. All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be communicated as provided under Reporting Possible Violations below. If you have any doubt about whether a conflict of interest exists after consulting this provision of the Code of Ethics, please contact the Corporate Legal Department so that they can help make that determination.

Disclosure Controls and Procedures

The federal and state securities laws impose continuing disclosure requirements on the Company, and require the Company to regularly file certain reports with and make certain submissions (the “Reports”) to the Securities and Exchange Commission and the New York Stock Exchange and disseminate them to its shareholders. Such Reports must comply with all applicable legal and exchange requirements and may not contain statements which, at the time made, are false or misleading with respect to a material fact, omit any material fact necessary to prevent a statement from being false or misleading or omit any material fact necessary to correct any earlier statement which has become false and misleading.

A set of disclosure controls and procedures has been adopted by the Company in connection with these continuing disclosure requirements. All Senior Financial Officers must inform themselves and strictly adhere to such controls and procedures in the preparation of Reports. In addition, all Senior Financial Officers and all representatives who assist the Company in such Reports and communications will ensure that such Reports and communications are (i) full, fair, timely, factual, accurate and understandable and (ii) meet all legal requirements. This policy applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls.

Internal Controls

Internal Controls are policies and procedures designed to safeguard the Company and its assets and to ensure accurate financial record keeping. It is the responsibility of local, division and corporate management, including Senior Financial Officers, to establish a proper control environment and procedures. Local management must take measures and actions necessary to ensure that all Employees understand and comply with the procedures for appropriate internal controls.

An effective system of internal controls will include physical controls over assets and procedures designed to ensure that all entries in the Company’s books and records are accurate and complete. All Company assets, liabilities, revenues and expenses will be recorded in the official books of record. Compliance with generally accepted accounting principles and established internal controls are required at all times.

The Corporate Audit Department will monitor compliance with established internal controls at each location, review the adequacy, appropriateness and efficiency of the control procedures and make recommendations to management for improvements in these procedures. Any questions regarding the system of internal controls should be addressed to the Director of Audit.

Accounting and Auditing Matters

The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. This includes both internal audit and accounting functions as well as those functions performed by and in conjunction with the Company’s outside auditors. Senior Financial Officers will not circumvent compliance with these accounting and auditing laws, standards, controls and practices, nor assist any third party in circumvention. If any Senior Financial Officer believes such compliance has been violated, the matter should be promptly reported to the Audit Committee. The Company’s Audit Committee will oversee treatment of employee concerns in this area in accordance with the procedures set for the Company’s “Complaint Procedures for Accounting and Auditing Matters.” Senior Financial Officers should take measures and actions necessary to help ensure that all employees understand and comply with these accounting and auditing laws, standards, controls and practices.

Reporting Possible Violations

If any Senior Financial Officer believes this Code of Ethics or the Code of Conduct has been violated, the matter should be promptly reported to the General Counsel. However, if such Senior Financial Officer believes that the General Counsel may have a conflict of interest with respect to the matter to be reported, the Senior Financial Officer should report such violation directly to the audit committee of the Board, another committee of the Board comprised solely of independent directors or to the Board itself. The report must be truthful and may be verbal or in writing, and if in writing, signed by the Senior Financial Officer.

All reports of violations will be promptly investigated and, if appropriate, remedied, and if legally required, reported to the proper governmental authority. The Compliance Committee will conduct periodic reviews of reports. The Compliance Committee will also examine, and if appropriate, implement measures necessary to prevent recurrence of such violations.

Every Senior Financial Officer will cooperate in assuring that violations of the Code of Ethics and Code of Conduct are promptly addressed. No retribution will be taken against a Senior Financial Officer for reporting a violation or suspected violation. The Company will take appropriate steps to maintain the confidentiality of the Senior Financial Officer’s identity. Any supervisor intimidating or imposing sanctions on a Senior Financial Officer for reporting a matter will be disciplined up to and including termination.

It is a crime to retaliate against a person, including with respect to their employment, for providing truthful information to a law enforcement officer relating to the possible commission of any federal offense. Senior Financial Officers who allege that they have been retaliated against for providing information to a federal agency, Congress or a person with supervisory authority over them about suspected fraud may file a complaint with the Department of Labor, or in federal court if the Department of Labor does not take action.

Responding to Improper Conduct

A Senior Financial Officer who violates the Company’s Code of Ethics or Code of Conduct will be subject to disciplinary action. Senior Financial Officers may also be subject to disciplinary action for their failure to properly oversee the conduct of other Employees, or for retaliation against Employees who report violations.

The response will depend upon a number of factors including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. All Senior Financial Officers should be aware that certain actions and omissions prohibited by the Code of Ethics and the Code of Conduct might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.

This Code of Ethics and the Code of Conduct will be enforced on a uniform basis for all Senior Financial Officers.

Senior Financial Officers should understand that waivers or exceptions to our Code of Ethics and Code of Conduct will be granted only in advance and only under exceptional circumstances. A waiver of either Code for any executive officer or director may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders in accordance with applicable law and exchange requirements.